Exhibit 2.1

November 21, 2018

Express Scripts Holding Company
One Express Way
St. Louis, Missouri 63121
Attention:  Marty Akins, Senior Vice President and General Counsel

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of March 8, 2018, as amended by Amendment No. 1, dated as of June 27, 2018 (as it may be amended from time to time, the "Merger Agreement"), by and among Cigna Corporation, a Delaware corporation ("Cigna"), Express Scripts Holding Company, a Delaware corporation ("Express Scripts"), Halfmoon Parent, Inc., a Delaware corporation and a direct wholly owned subsidiary of Cigna ("Holdco"), Halfmoon I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco, and Halfmoon II, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco.  Capitalized terms used but not otherwise defined in this letter agreement (the "Agreement") shall have the meanings given to such terms in the Merger Agreement.

In consideration of the mutual agreements, provisions and covenants contained in this Agreement and the Merger Agreement, the parties hereto agree as follows:

1. Termination Date.  Based on the information currently available to the parties as of the date of this Agreement, each of Cigna and Express Scripts agrees that (a) the Effective Time is not expected to occur on or before December 8, 2018 and (b) it is the expectation of the parties that on December 8, 2018, the conditions to the Closing will either have been satisfied or would have been satisfied if the Closing were to occur on such date, other than one or more of the conditions set forth in Section 8.1(c)(i) (only to the extent the applicable Legal Restraint relates to a Regulatory Law) or Section 8.1(d).  Accordingly, the parties confirm that this Agreement shall constitute notice from Express Scripts to Cigna, and from Cigna to Express Scripts, of the extension of the Termination Date from December 8, 2018 to June 8, 2019, in accordance with Section 9.1(b) of the Merger Agreement, and, subject to the terms thereof, from and after December 8, 2018, the notices provided under this Agreement shall be effective for all purposes.

2. Agreement.  This Agreement, the Merger Agreement and the Schedules and Exhibits hereto and thereto, and any other letter agreements between the parties hereto entered into on or prior to the date of this Agreement, constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter.  Neither party hereto shall be liable or bound to the other party hereto in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein and therein.

3. Incorporation by Reference.  Section 9.3, Section 9.4 and Article X of the Merger Agreement are incorporated by reference into this Agreement, mutatis mutandis, as if they were restated in full, with each reference to "this Agreement" in such Sections of the Merger Agreement being deemed a reference to this Agreement.

4. Effect on the Merger Agreement.  Except to the extent of the effect of the notice provided herein, pursuant to Section 9.2 of the Merger Agreement, all of the terms, agreements and conditions of the Merger Agreement remain unchanged and continue in full force and effect.  This Agreement is limited precisely as written and shall not be deemed to be an amendment, waiver or consent of any term, agreement or condition of the Merger Agreement or any of the documents referred to therein.

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The foregoing is acknowledged and agreed as of the date first written above.

CIGNA CORPORATION

By: /s/ Eric P. Palmer_______________
Name: Eric P. Palmer
Title:   Executive Vice President and Chief  Financial Officer

HALFMOON PARENT, INC.

By: /s/ Eric P. Palmer_______________
Name: Eric P. Palmer
Title:   President

HALFMOON I, INC.

By: /s/ Eric P. Palmer_______________
Name: Eric P. Palmer
Title:   President

HALFMOON II, INC.

By: /s/ Eric P. Palmer_______________
Name: Eric P. Palmer
Title:   President

Accepted and agreed:

EXPRESS SCRIPTS HOLDING COMPANY

By:  /s/ Martin Akins
Name: Martin Akins
Title: Senior Vice President and General Counsel